UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          FORM N-18F-1

            NOTIFICATION OF ELECTION PURSUANT TO RULE
                              18f-1
            UNDER THE INVESTMENT COMPANY ACT OF 1940.



   FINANCIAL INVESTORS TRUST - ARISTATA EQUITY FUND, ARISTATA
  QUALITY BOND FUND, ARISTATA COLORADO QUALITY TAX-EXEMPT FUND
_________________________________________________________________
                    Exact Name of Registrant

                    NOTIFICATION OF ELECTION

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                            SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Denver and the state of Colorado on the 30th day of June, 2000.


                              Signature

                              /s/ Russell C. Burk
                              -----------------------------------

                              FINANCIAL INVESTORS TRUST-
                              ARISTATA EQUITY FUND, ARISTATA
                              QUALITY BOND FUND, ARISTATA
                              COLORADO QUALITY TAX-EXEMPT FUND
                              (Name of Registrant)

                              By   Russell C. Burk
                              -----------------------------------
                              (Name of director, trustee or
                              officer signing on behalf of
                              Registrant)

                              Secretary
                              -----------------------------------
                              (Title)

Attest:   /s/ Jeremy O. May
     -------------------------------
     (Name)

Treasurer
------------------------------------
(Title)